Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-278353) of Charter Communications, Inc. of our report dated June 18, 2026 relating to the financial statements of Charter Communications, Inc. Retirement Accumulation Plan, which appears in this Form 11-K.

/s/ Armanino LLP

St. Louis, Missouri
June 18, 2026